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CUSIP NO. 55590 4 10 1

                                                            EXHIBIT 99.(a)(1)(P)



                            FORM OF ELECTRONIC NOTICE

To:        Macrovision Employees Eligible for the Stock Option Exchange Program
From:      David Wight, Stock Plan Analyst
Date:      September 8, 2003
Subject:   Amendment to the Offer to Exchange


     In response to comments from the U.S. Securities and Exchange Commission (the "SEC"), we have made certain clarifications and modifications to the Offer to Exchange (the "Offer") in connection with the Stock Option Exchange Program. The amendment to the Offer (the "Amendment") has been posted to the Stock Administration section of Macrovision's intranet at HTTP://INTRANET/STOCK/AMENDMENT%20TO%20OFFER%20TO%20EXCHANGE.PDF. The Amendment does not alter any of the financial terms of the Offer.

     Except as indicated in the Amendment, all other terms of the Offer remain unchanged.

ELECTION FORMS ALREADY SUBMITTED WILL BE HONORED IN THE REVISED FORM AND DO NOT NEED TO BE RESUBMITTED.

         As a reminder, the deadline to submit or make changes to your Election Form is 11:59 p.m. Pacific Time on September 19, 2003.

     For additional information about the Amendment, material terms of the Offer, assistance in completing the Stock Option Exchange Election Form, or to obtain paper copies of the any of the documents related to the Offer, contact our Stock Plan Analyst, David Wight, via email at DWIGHT@MACROVISION.COM or at
(408) 562-8457.